Exhibit 99.1

PVF Capital Corp.
30000 Aurora Road Solon, OH 44139
For Further Information Call
Robert J. King, Jr.
440.248.7171
robert.king@pvfsb.com
FOR IMMEDIATE RELEASE
PVF CAPITAL CORP. ANNOUNCES TERMS OF RIGHTS OFFERING AND ENTRY INTO STANDBY PURCHASE AGREEMENT
SOLON, OH — February 17, 2010 — PVF Capital Corp. (Nasdaq: PVFC) announced today the terms of a $30.0 million stock offering consisting of a $25.7 million rights offering and a $4.3 million offering to a standby purchaser.
Under the terms of the rights offering, all record holders of the Company’s common stock as of 5:00 p.m., Eastern Time, on January 27, 2010, the record date for the rights offering, will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase 1.8431 shares of Company common stock at a subscription price of $1.75 per share. The rights offering will commence as soon as practicable and will expire on March 22, 2010.
The Company has separately entered into a standby purchase agreement with Short Vincent Partners II, L.P., a private investment partnership of which an affiliate of CapitalWorks, LLC, a Cleveland based investment management firm, is the general partner. Under the standby purchase agreement, Short Vincent Partners will acquire up to $4.3 million of Company common stock at a price of $1.75 per share. Short Vincent Partners has conditioned its purchase of shares of common stock upon the receipt by the Company of $22.1 million in gross proceeds from the rights offering.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. Copies of the prospectus may also be obtained by contacting the Company’s information agent, Stifel, Nicolaus & Company, Incorporated, at One South Street, Baltimore, Maryland 21202 or (443) 224-1988 or by writing to the Company, 30000 Aurora Road, Solon, Ohio 44139, Attention: Jeffrey N. Male, Corporate Secretary.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices.
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